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                                                                    EXHIBIT 99.2


                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


         TESORO PETROLEUM CORPORATION ANNOUNCES PRIVATE OFFERING OF $400
                        MILLION OF SENIOR SECURED NOTES

         SAN ANTONIO - APRIL 2, 2003 - Tesoro Petroleum Corporation (NYSE:TSO) announced today that it expects to make a private offer of approximately $400 million of Senior Secured Notes due 2008. Tesoro anticipates using the proceeds of the offering, along with other funds, to repay existing indebtedness under its current senior secured credit facility and pay related offering fees and expenses. The notes generally will not be redeemable until 2006. The terms and timing of the offering have not been finalized. The securities being offered in the private offering have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

         This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail marketing system includes approximately 600 branded retail stations; of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

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